Exhibit 99.1

Tactical Air Defense Services Settles Litigation

Carson City, NV- July 5, 2012 - Tactical Air Defense Services, Inc. (OTCQB: TADF), an Aerospace/Defense Services contractor that offers tactical aviation services, aircraft maintenance, and other Aerospace/Defense services to the United States and Foreign militaries and agencies, is pleased to announce that it has amicably settled its litigation with Mark Daniels, its former CEO and founder.

Under the terms of the settlement agreement, TADF has agreed to remove Daniels from the litigation action entitled Tactical Air Defense Services, Inc., et. al v. Mark Daniels, et. al, in the Circuit Court of the 15th Judicial Circuit in and for Palm Beach County, Florida, for a total consideration amount of approximately $471,000 from Daniels, whereby Daniels has agreed (i) to pay to TADF $250,000 in cash within 120 days of execution of the agreement, and (ii) to cancel and return the convertible promissory note issued to him by TADF in 2009, which principle and accrued interest equal approximately $221,000.

Alexis C. Korybut, Chief Executive Officer of TADF, stated, “We are pleased to announce that TADF and Mark Daniels, the former CEO of TADF, have amicably settled our ongoing litigation in the 15th Judicial Circuit Court in and for Palm Beach county, Florida. Mr. Daniels is recognized as one of the leaders of this industry, and we believe that by putting our past differences behind us, TADF and Mr. Daniels can again work together to drive forward the Company’s business strategy of acquiring military aircraft and supplying aerial services to the U.S. and foreign militaries.”

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Forward Looking Statement Disclosure

Statements contained herein that are not historical facts may be forward looking statements within the meaning of the Securities Act of 1933, as amended.  Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company’s ability to perform under existing contracts, to procure future contracts, to acquire certain assets, or to finalize funding for the purchase of certain assets. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

Investor Relations Contact:

Gerald N. Kieft

The WSR Group

(772) 219-7525

IR@theWSRgroup.com

www.theWSRgroup.com